Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended March 31, 2024	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$3,141	$—	$519	$(20)	$3,640
Cost of sales and other expenses	(1,833)	(2)	(310)	(3)	(2,148)
Depreciation and amortization	(521)	—	(72)	(1)	(594)
Other income, net	80	—	4	15	99
Income (loss) before interest and tax(1)	867	(2)	141	(9)	997
Net interest (expense) income	(202)	—	5	(95)	(292)
Income tax (expense) benefit	(83)	—	(109)	20	(172)
Equity earnings	—	185	163	—	348
Earnings attributable to noncontrolling interests	—	—	(69)	—	(69)
Preferred dividends	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$582	$183	$131	$(95)	$801

Three months ended March 31, 2023	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$5,415	$—	$1,196	$(51)	$6,560
Cost of sales and other expenses	(4,066)	(1)	(355)	31	(4,391)
Depreciation and amortization	(468)	—	(69)	(2)	(539)
Other income, net	20	—	10	11	41
Income (loss) before interest and tax(1)	901	(1)	782	(11)	1,671
Net interest expense	(182)	—	(80)	(80)	(342)
Income tax (expense) benefit	(101)	—	(330)	55	(376)
Equity earnings	—	84	135	—	219
Earnings attributable to noncontrolling interests	—	—	(192)	—	(192)
Preferred dividends	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$618	$83	$315	$(47)	$969
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.